Exhibit 10.2

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

EMPLOYEE LEASING AGREEMENT

This Employee Leasing Agreement (this “Agreement”) is entered into by and between Emmis Operating Company, an Indiana corporation (“Emmis”) and Mediaco Holdings Inc., an Indiana corporation (“Mediaco”), effective as of               , 2019.  Emmis and Mediaco shall sometimes be referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Emmis has sold its radio stations, WBLS-FM and WQHT-FM, in New York, NY, including the business operations and radio licenses (the “Stations”) to Mediaco as of the date hereof pursuant to a Contribution and Distribution Agreement among Emmis Communications Corporation (the direct parent of Emmis), Mediaco and SG Broadcasting LLC dated as of June 28, 2019 (the “Contribution Agreement”); and

WHEREAS, in connection with the aforementioned sale, Mediaco and Emmis are entering into a Management Agreement pursuant to which Emmis shall provide certain management and oversight of the Stations and the Stations’ employees (the “Management Agreement”); and

WHEREAS, Mediaco desires to lease from Emmis the Stations’ existing personnel who are employees of Emmis pursuant to the terms and conditions of this Agreement.  Accordingly, the parties agree as follows:

1.             Lease of Employees.  During the Term (as defined below), Mediaco shall lease from Emmis the employees set forth on Exhibit A (such employees, together with any replacement employees to those on Exhibit A and any other subsequently hired employees to which Mediaco has consented, the “Leased Employees”) to perform the certain services for Mediaco as reasonably requested by, and at the direction of, Mediaco (the “Services”), consistent with the terms of the Management Agreement.  Leased Employees shall exclusively dedicate their full time and attention to the Services to the extent consistent with each Leased Employee’s past practice, except with respect to any Leased Employee who at Emmis’ cost will continue to provide support to Emmis’ operations other than the Stations, consistent with past practice and not to unreasonably interfere with any such Leased Employee’s services to the Stations (any such support, the “Support Services”).

2.             Term.  The initial term of this Agreement shall commence on the date hereof and shall continue through 11:59 p.m. on December 31, 2020, provided that at any time beginning on October 1, 2019, Mediaco may terminate this Agreement on no less than three (3) months’ prior notice and Emmis may terminate this Agreement if Emmis ceases to be responsible for managing the employees at the Stations under the Management Agreement.  Beginning on January 1, 2021, the term of this Agreement shall automatically renew for six (6) month periods unless, beginning on October 1, 2020, either party gives the other notice of non-renewal at least three (3) months prior to the expiration of the then-current term.  Either party may extend the effective date of any non-renewal, expiration or termination of this Agreement (other than a termination by Emmis due to no longer managing Station employees under the Management Agreement) for up to ninety (90) days in the event Mediaco benefit plans are not in place on the original effective date of termination.  The period for which this Agreement is in effect shall hereinafter be referred to as the “Term.” Either party may terminate this Agreement for cause, effective upon notice to the other party (the “Defaulting Party”), if the Defaulting Party:

(a)(i) materially breaches this Agreement, and such breach is incapable of cure; or (ii) with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within [***] after receipt of notice of such breach.

(b)(i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within [***] or is not dismissed or vacated within [***] after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

3.             Reimbursement.

(a)           During the Term, Mediaco shall promptly reimburse Emmis for all costs and expense directly attributable to the Leased Employees for their performance of the Services in an amount equal to Emmis’ actual out-of-pocket cost incurred in connection with the provision of the Services by the Leased Employees, which reimbursement shall include without limitation the Leased Employees’ salary and/or hourly wages earned for the performance of the Services (reduced by an amount appropriately reflective of the time spent by any Leased Employee on Support Services), bonuses awarded at the discretion and recommendation of Mediaco for the performance of the Services and/or as set forth in a written employment agreement (if any), and Emmis’ actual out-of-pocket cost incurred in connection with benefits (including the actual out-of-pocket expense of any self-insured health claims (less any stop loss reimbursements received by Emmis), workers’ compensation expenses, unemployment compensation expenses, severance expenses, and the employer portion of premiums and administrative fees under all benefits provided, including self-insured health coverage, life insurance coverage and long-term disability coverage), employer portion of employment taxes, costs associated with certain Leased Employees’ authorizations to live and work in the United States), and other expense reimbursement (including out-of-pocket expenses attributable to claims involving Leased Employees, unless the allegations relate primarily to the conduct of employees of Emmis or any Affiliate thereof who are not Leased Employees, but solely with respect to conduct that occurred during the Term and is not subject to indemnity by Emmis under Section 7(c)), all such amounts to be scheduled in advance to the extent practicable.  For the avoidance of doubt, Emmis shall not be entitled to receive from Mediaco reimbursement for (i) any wages, benefits costs or expenses of Emmis employees who are not Leased Employees, (ii) any out-of-pocket expenses incurred by Emmis in the conduct of those portions of Emmis’ business that are not related to Mediaco, (iii) any payments or benefits triggered by or otherwise relating to the transactions contemplated by this Agreement, the Management Agreement or the Contribution Agreement, including without limitation the vesting, funding, or settlement of any equity or equity-based compensation and any bonus paid in connection with this transaction, including such items referenced in Section 5.21(j) of the Contribution Agreement or (iv) any reimbursement for any withdrawal liability incurred or triggered by Emmis or its ERISA Affiliates (as defined in the Contribution Agreement) under ERISA (as defined in the Contribution Agreement) including any contingent or secondary withdrawal liability to any “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), but shall be entitled to reimbursement for any out-of-pocket costs incurred by Emmis with respect to Leased Employees that are incremental to the costs and expenses Emmis would otherwise incur with respect to its employees who are not Leased Employees (e.g., pro rata share of health and employer’s liability insurance).

(b)           With respect to payroll, Emmis shall invoice Mediaco on the second business day before the date bi-weekly payroll is drawn from Emmis’ bank account and Mediaco shall wire such amount to Emmis before the end of the following day.  With respect to other employee costs during the Term, including but not limited to health care costs, Emmis shall invoice Mediaco on the first Business Day of the month for the amounts incurred with respect to the Leased Employees in the prior month(s), and Mediaco shall pay such amount to Emmis on or before the tenth day of the same month, provided that Mediaco agrees with the amounts listed on the invoice.  In providing each invoice, Emmis shall provide Mediaco with sufficient information about the amounts listed in the invoice and, upon Mediaco’s request, Emmis shall provide Mediaco with such additional information as is reasonably necessary for Mediaco to verify the accuracy of any such invoice.

(c)           Mediaco agrees to pay interest to Emmis for any past due amounts that are not disputed by Mediaco in good faith at the lesser of the highest rate allowable by law or [***] from the due date until such amounts are paid. In addition, Mediaco shall promptly reimburse Emmis for all reasonable costs incurred in collecting any past due amounts, including but not limited to reasonable attorneys’ fees and expenses.  This section shall not limit or waive any other legal and equitable rights and remedies Emmis shall have under this Agreement for a delinquent payment.

4.             Emmis’ Responsibilities.

(a)           Employment of Leased Employees. During the Term, all Leased Employees shall at all times remain employees of Emmis and on the direct payroll of Emmis.  Emmis shall maintain complete employment files for each Leased Employee in accordance with all applicable Laws (as defined in the Contribution Agreement). Emmis is solely responsible for supervising, performance managing, promoting, disciplining, and/or terminating the Leased Employees; provided, that Mediaco may at its discretion provide input to Emmis as to the management, promotion, discipline and termination of any Leased Employee and in all cases consistent with the terms of the Management Agreement. Emmis will provide Mediaco with all information relating to the Leased Employees or their employment as reasonably requested by Mediaco, and will otherwise reasonably cooperate with Mediaco in relation to the Leased Employees and their employment.

(b)           Compliance with Laws. Emmis shall use its commercially reasonable efforts to comply with all applicable Laws governing its employment of the Leased Employees and the Leased Employees’ performance of the Services.  Emmis shall use commercially reasonable efforts to comply with all applicable Laws regarding the legal status of each Leased Employee to work and reside in the United States.

(c)           Taxes.  During the Term and subject to Emmis’ reimbursement rights under Section 3, Emmis shall be solely responsible for the payment of all federal, state and local employment taxes and withholdings for each Leased Employee, including income taxes, FICA and unemployment insurance taxes.  Emmis shall also properly file all information and tax returns and issue all wage and tax statements related to any compensation paid to Leased Employees during the Term.

(d)           Workers’ Compensation and Unemployment Compensation.  During the Term and subject to Mediaco’s reimbursement obligation under Section 3, Emmis shall be responsible for (i) maintaining valid workers’ compensation insurance for the Leased Employees, and (ii) all unemployment compensation claims filed by any Leased Employee; provided, however, any and all out-of-pocket expense associated with the foregoing shall be paid by Mediaco to Emmis consistent with Section 3 above.

(e)           Employee Benefits.  During the Term, Emmis shall be solely responsible for maintaining employee benefit plans for the Leased Employees consistent with those provided to other Emmis employees; provided, however that any Leased Employees who are part of a Station’s collective bargaining unit shall receive benefit plans required under the applicable collective bargaining agreement and Emmis shall not make any changes to or enter into any employee benefit plans (including employment agreements) covering the Leased Employees that would materially increase the cost to Mediaco without at least [***] advance notice to Mediaco; provided any such benefit plan changes must be applicable to Emmis’ employees that are not Leased Employees on the same basis as the Leased Employees.

(f)            Severance.  To the extent that, during the Term, Mediaco instructs Emmis to terminate any Leased Employee and Emmis determines (in its reasonable discretion) that the terminated Leased Employee is entitled to severance, Emmis shall pay such severance consistent with, as applicable, (i) Emmis’ severance policy in place at the time of such termination, (ii) if the terminated Leased Employee has an employment agreement with Emmis or its Affiliates (as defined in the Contribution Agreement) as of the date of termination, as provided in such employment agreement, or (iii) if the terminated Leased Employee is a member of a collective bargaining unit, consistent with the terms of the applicable collective bargaining agreement; provided, that in all cases Emmis shall condition any severance on a release that, includes, among other terms, a release of any claims against Mediaco and its Affiliates (as defined in the Contribution Agreement), except that such requirement shall not apply to a Leased Employee that is the member of a collective bargaining unit to the extent that such release requirement would be in violation of such collective bargaining agreement.

5.             Restrictive Covenants.  Emmis acknowledges and agrees that, to the extent supportable by the applicable underlying agreement, any restrictive covenants (including with respect to confidentiality, non-disclosure, non-competition, non-solicitation, assignment of intellectual property or otherwise) shall also apply to, and for the benefit of, Mediaco and its Affiliates.

6.             Employment Following the Term.  Prior to the expiration or earlier termination of the Term, Mediaco or one of its Affiliates shall offer employment to all of the Leased Employees who are employed by Emmis at the termination of the Term (all such Leased Employee to whom employment is offered, collectively, the “Continuing Employees”).  The offer of employment to the Continuing Employees shall have a base salary or hourly rate that is the same as, and benefits package that, in the aggregate, is substantially similar to, the base salary or hourly rate and benefits package in effect for such Continuing Employees immediately prior to the offer of employment. Upon the expiration or earlier termination of the Term, Emmis shall take all necessary steps to assign to Mediaco, and Mediaco shall, subject to such assignment by Emmis, assume, any employment agreement to which a Leased Employee is subject to Mediaco, subject to the extent required to any consent, and Emmis shall take all necessary steps to assign to Mediaco, and Mediaco shall, subject to such assignment by Emmis, assume any collective bargaining agreement then in effect between SAG-AFTRA and Emmis, subject to the extent required to any consent.  Provided that Mediaco makes and honors the offer of employment required by this Section 6, Mediaco shall not be responsible for, and Emmis hereby agrees to indemnify defend and hold harmless Mediaco and its Affiliates from, any liabilities relating to any Leased Employee that does not become a Continuing Employee (including by reason of declining an offer of employment pursuant to this Section 6, declining to continue providing services under employment agreement assigned to and assumed by Mediaco, or otherwise), including any severance or other termination liabilities or costs relating to such Leased Employee. To the extent that the employment of any employee of Mediaco who was a Leased Employee hereunder (other than any employee subject to an employment agreement or who is a member of a collective bargaining unit) is terminated by Mediaco other than ‘for cause’ during the first [***] after the expiration or termination of the Term, Mediaco shall pay such employee severance in accordance with the Emmis severance policy in effect at the time of the expiration or earlier termination of the Term.

7.             Limitation of Liability and Indemnity.

(a)           None of Emmis, its Affiliates or any officer, director, employee, partner, manager or other agent of Emmis or its Affiliates (as defined in the Contribution Agreement) will have any liability to Mediaco hereunder for any action under this Employee Leasing Agreement unless such conduct is not taken in accordance with the standards of conduct under Indiana Code 23-1-35-1 (taking into account Emmis’ obligations under this Agreement), and the failure to meet that standard has been judicially determined to have constituted fraud, recklessness or willful misconduct.  The Parties agree that Indiana Code 23-1-35-1 is the standard of conduct applicable to directors of an Indiana corporation and that such standards are different than the standards applicable to directors of a Delaware corporation, all as outlined in the official Indiana Comment to Indiana Code 23-1-35-1.

(b)           Mediaco hereby agrees to indemnify defend and hold harmless Emmis and its Affiliates and any of their respective current or former officers, directors, employees, partners, managers or other agents (individually and collectively, “Emmis Indemnified Person”) from any and all loss, liability, cost and expense including but not limited to reasonable attorneys’ fees and expenses incurred by the Emmis Indemnified Person in connection with, arising from or related to the performance by it of its obligations hereunder or otherwise related to Mediaco, except if such loss, liability cost or expense results from the fraudulent, reckless or willful misconduct of

Emmis; provided, however, that no Emmis Indemnified Person shall be entitled to indemnification for any withdrawal liability incurred by Emmis or its ERISA Affiliates under ERISA (including any contingent or secondary liability) to any Multiemployer Plan.  Mediaco will reimburse each Emmis Indemnified Person for the reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) of investigating, preparing for and responding to any actual or threatened action, claim, suit, investigation or proceeding or enforcing this Agreement, as they are incurred; provided that Emmis shall promptly reimburse Mediaco for any amounts advanced to the extent that a court of competent jurisdiction determines that an Emmis Indemnified Person acted recklessly, or engaged in willful misconduct.

(c)           Emmis hereby agrees to indemnify defend and hold harmless Mediaco and its Affiliates and any of their respective current or former officers, directors, employees, partners, managers or other agents (individually and collectively, “Mediaco Indemnified Person”) (i) from any and all loss, liability, cost and expense including but not limited to reasonable attorneys’ fees and expenses incurred by the Mediaco Indemnified Person in connection with Emmis’ failure to comply with the standard of conduct set forth in Section 7(a) above, except if such loss, liability cost or expense results from the fraudulent, reckless or willful misconduct of Mediaco, and (ii) from any withdrawal liability incurred by Mediaco or its Affiliates under ERISA (including any contingent, secondary or successor liability) to any Multiemployer Plan to the extent based on the contribution histories of Emmis and its ERISA Affiliates (as opposed to any contributions made after the end of the Term by Mediaco and its ERISA Affiliates).  Emmis will reimburse each Mediaco Indemnified Person for the reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) of investigating, preparing for and responding to any actual or threatened action, claim, suit, investigation or proceeding relating to Emmis’ violation of the standard of conduct set forth in Section 7(a) above, as they are incurred; provided that Mediaco shall promptly reimburse Emmis for any amounts advanced to the extent that a court of competent jurisdiction determines that an Mediaco Indemnified Person acted recklessly, or engaged in willful misconduct.

8.             Miscellaneous Terms.

(a)           Entire Agreement. This Agreement contains the complete and entire agreement between the parties pertaining to the subject matter hereof. This Agreement may not be modified, amended or waived in any manner except by a written document executed by the parties.

(b)           Assignment.  Neither party shall assign or transfer this Agreement or any rights and interests in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the forgoing, Mediaco may assign this Agreement and all of its rights and interests in this Agreement to any Affiliate of Mediaco or any third party in the event of a merger, acquisition or consolidation, in either case, without Emmis’ consent.

(c)           Governing Law; Waiver of Jury Trial.

(i)            Except as otherwise set forth in this Agreement, this Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

(ii)                   AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(d)           Jurisdiction; Service of Process.  ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN DELAWARE STATE COURT AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF INDIANA). EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES AND CONSENTS TO PERSONAL JURISDICTION, SERVICE OF PROCESS AND VENUE IN THE AFORESAID COURTS AND WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 17, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B)

THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.  THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

(e)           Notice.   All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), provided that confirmation of delivery is received, (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile (iv) five (5) days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid), or (v) the date such delivery is made (or, if such date is not a Business Day, the next subsequent Business Day), if delivered via email to the Operational Email Address (as defined below) of the other Party set forth below.  Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

If to Emmis:

One Emmis Plaza, Suite 700

40 Monument Circle

Indianapolis, Indiana 46204

Telephone: 317.684.6565

Facsimile: 317.684.5583

Attention: Legal Department

Operational Email Address:  legal@emmis.com and HRHelp@emmis.com with a copy (which shall not constitute notice) to:

Taft Stettinius & Hollister LLP
One Indiana Square, Suite 3500

Indianapolis, Indiana 46204

Telephone: 317.713.3569
Facsimile: 317.713.3699
Attention: Ian D. Arnold

If to Mediaco:

Operational Email Address:

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Telephone: 215.963.5061

Facsimile: 215.963.5001

Attention: Justin W. Chairman

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

(f)            Right to Examine.  Mediaco shall have, upon reasonable prior notice and during normal working hours, the right to conduct examinations of, and to make copies of, the books and records of Emmis relating to the Leased Employees or the Services, no matter where such books and records are located.  Such right may be exercised through any agent or employee of Mediaco or any representative designated by Mediaco.  All examinations conducted by or on behalf of Mediaco will be at its sole expense.

(g)           Further Assurances.  The parties shall execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purposes of this Agreement.

(h)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Electronically transmitted copies of this Agreement and electronically transmitted signature pages shall be binding and effective as to all Parties and may be used in lieu of the original Agreement, and, in particular, in lieu of original signatures, for any purpose whatsoever.

(i)            Construction of Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(j)            No Joint Venture.  This Agreement is not intended to be and shall not be construed as a partnership or joint venture agreement between the Parties.  Except as otherwise specifically provided in this Agreement, no party to this Agreement shall be authorized to act as agent of or otherwise represent any other Party to this Agreement.

(k)           No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity (other than the Parties and their respective successors and permitted assigns and any person or entity indemnified under Section 7 hereof)

any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[signature page(s) follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names by their duly authorized representatives as of the date first written above.

Mediaco Holdings Inc.

By:
Name:
Title:

Emmis Operating Company

By:
Name:
Title: